Exhibit 99.1

20202 Windrow Drive
Lake Forest, CA 92630
I-FLOW	(800) 448-3569 (949) 206-2700	FOR IMMEDIATE RELEASE
CORPORATION	Fax (949) 206-2600

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com
I-Flow Reports First Quarter 2006 Financial Results
Regional Anesthesia Sales Increased 32%
Net Loss Decreased 76% to $0.02 Per Share
Management Continues to Expect Profitability For Full Year
     LAKE FOREST, CALIFORNIA, April 27, 2006 . . . I-FLOW CORPORATION (NASDAQ:IFLO) today announced unaudited financial results for its first quarter ended March 31, 2006, highlighted by a 32% increase in Regional Anesthesia sales, a 21% increase in total revenue to new records, and a 76% decrease in net loss compared to the first quarter of 2005.
     “We are pleased by our results in what is historically a weak quarter for our Company, and believe that we are on track to deliver another record performance for the year as a whole,” said Chairman, President and Chief Executive Officer Donald M. Earhart. “As we announced last quarter, we continue to expect I-Flow to be profitable in 2006 after stock-based compensation expense on growth in total revenue of about 25%.”
     Earhart continued, “We continue to make good progress toward establishing our proprietary ON-Q® family of products as the new best practice for post-surgical pain relief and replacing narcotics as the standard of care. By redefining recovery, we are creating a substantial long-term growth opportunity for I-Flow. Our sales team is becoming increasingly more skilled and productive as they sell more of our unique and premium priced products which deliver even better outcomes for patients and hospitals alike. The increasing effectiveness of our sales team is evidenced by the increase in the ON-Q average selling price of 7% over last year’s first quarter. We continue to assist their efforts with new products, support of independent third-party clinical studies (which have repeatedly demonstrated the benefits of ON-Q in an expanding number of applications), targeted co-marketing and advertising campaigns to increase consumer awareness of ON-Q in local markets, and programs to facilitate insurance reimbursement and reduce reimbursement risk for our ON-Q products. These efforts are working as evidenced by a 25% increase in active hospital accounts over last year’s first quarter.”
First Quarter Results
     Revenue for the three months ended March 31, 2006 increased 21% to a record $27,618,000 from $22,741,000 for the first quarter of 2005.
     Sales in the Company’s Regional Anesthesia segment, which includes the ON-Q PainBuster® Post-Operative Pain Relief System, the ON-Q C-bloc® Continuous Nerve Block System, the Soaker® Catheter, the new ON-Q SilverSoakerTM Catheter, and ON-Q third party billings, increased 32% for this year’s first quarter versus prior year to a record $14,278,000 from $10,790,000. “We are especially gratified by the initial acceptance of our new ON-Q SilverSoaker line of products, which offer enhanced antimicrobial properties to reduce the risk of infection, and our ON-Q tunneling tools, which are expanding the market for ON-Q, especially in large-incision surgeries,” Earhart said.
     Oncology Infusion Services revenue increased 19% to $7,717,000 from $6,471,000 a year ago, despite the unfavorable effects of a market-wide shortage of fluorouracil (5-FU), a commonly used chemotherapy drug, resulting from a product recall by one of the several U.S. manufacturers. Management estimates that the adverse revenue impact from the drug shortage was in excess of $1,000,000 in the quarter. “Normal supplies of 5-FU are now available, so we anticipate no further impact on the performance of this business,” Earhart noted.
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I-Flow Reports First Quarter 2006 Financial Results
April 27, 2006
Page Two
     IV Infusion Therapy revenue increased 3% to $5,623,000 from $5,480,000 a year earlier.
     SG&A expenses increased 11%, or at about half the rate of revenue growth, for this year’s first quarter compared to the first quarter of 2005. “This operating leverage is the planned consequence of our strategy to increase the productivity of our existing direct sales force and to continue to introduce premium priced products with higher margins that deliver even better outcomes,” Earhart said.
     The net loss for the first quarter of 2006 decreased to $482,000, or $0.02 per share, which included stock-based compensation expense of $811,000. This compares to a net loss of $2,009,000, or $0.09 per share, for the first quarter of 2005, which included stock-based compensation expense of $751,000. Excluding stock-based compensation, net income for the first quarter of 2006 would have been $329,000 and the net loss for the first quarter of 2005 would have been $1,258,000.
     At March 31, 2006, I-Flow reported net working capital of approximately $51.1 million, including cash and equivalents and short-term investments of $23.5 million, no long-term debt and shareholders’ equity of $71.1 million.
Recent Developments
•	A key ON-Q colorectal study conducted at the Cleveland Clinic Florida recently was published in the prestigious Journal of the American College of Surgeons (JACS). Patients in the study who received an ON-Q delivering a local anesthetic reported effective pain relief and used significantly less narcotics, experienced an earlier return of bowel function and ambulated (were able to get up and move around) sooner, on average, than patients in the control group. It was especially notable that a medical record review 30 days after the surgeries revealed only a 2.9% infection rate in these patients, compared to the 7.3% rate published by the Centers of Disease Control on surgical wound site infection for patients undergoing colorectal procedures.

“These results are consistent with the improved outcomes seen in the more than 50 previously published and presented ON-Q studies, and go a step further in demonstrating how ON-Q may result in an even lower infection rate than expected for this type of surgery,” Earhart said.

According to the ON-Q study principal investigator and co-author Steven D. Wexner, MD, FACS, FRCS, these research results are potentially significant due to the growing physician interest and patient demand for better post-surgical pain relief. “The cascade of physiological damage triggered by post-operative pain can interfere with the patient’s well-being, comfort and recovery. Additionally, recovery can be slowed by the unwanted side effects of narcotics such as nausea and vomiting,” he said.

•	In March, I-Flow received the prestigious Frost & Sullivan’s 2006 Post-Surgical Pain Management Product Innovation of the Year Award in recognition of its ON-Q PainBuster. This award is presented each year to the company that has demonstrated excellence in new products and technologies within its industry.

•	Anthony Davis, the two-time All-American USC Trojan football star who became an ON-Q patient, chose nationally renowned surgeon Dr. Alan Wittgrove, Medical Director of the Wittgrove Bariatric Center at Scripps Memorial Hospital, to perform his gastric bypass surgery, and agreed for the procedure to be broadcast live and archived on the Lite and Hope website (www.liteandhope.com). Davis’s goal is to spread the word to others suffering from morbid obesity and its related problems, including diabetes and sleep apnea. “I want people who are suffering like I was to know there is hope — and that the surgery doesn’t have to hurt if you get ON-Q,” said Davis.
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I-Flow Reports First Quarter 2006 Financial Results
April 27, 2006
Page Three
     Dr. Wittgrove performed the world’s first laparoscopic bypass surgery in 1993 and currently leads the team at the Wittgrove Bariatric Center, an American Society for Bariatric Surgery (ASBS) Center of Excellence. Having successfully performed 5,000 laparoscopic surgeries, Dr. Wittgrove understands the significance of patient ambulation to speed recovery and rehabilitation and to prevent problems after surgery. “As with all of my gastric bypass patients, we treated Anthony’s post-surgical pain with ON-Q. This helped to make it possible for him to sit up and walk around within hours of his procedure,” said Dr. Wittgrove. “Since narcotics aggravate sleep apnea, ON-Q is especially useful for pain relief for patients such as Anthony who suffer from this condition.”
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21289528, after 1:00 p.m. EDT.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three months ended March 31, 2006 will be included in I-Flow’s Quarterly Report on Form 10-Q to be filed with the SEC on or about May 3, 2006.
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost-effective solutions for pain relief.
Regulation G
     The Company’s results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP results, the Company has also provided additional information concerning its results, which includes financial measures not prepared in accordance with GAAP. The non-GAAP financial measures included in this press release exclude stock-based compensation recorded in the three months ended March 31, 2005 and 2006. The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company’s operating performance.
“Safe Harbor” Statement
     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain material risks, assumptions and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; the reimbursement system currently in place and future changes to that system; dependence on the Company’s suppliers and distributors; reliance on the success of the home health care industry; the Company’s continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with the Company’s management’s subjective judgment on compliance issues; competition in the industry; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(tables attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except for per share data)

	Three Months Ended
	March 31,
	2006	2005
Net revenues	$27,618	$22,741
Cost of sales	7,332	6,102

Gross profit	20,286	16,639

Costs and expenses:
Selling, general & administrative	20,202	18,186
Product development	583	623

Total expenses	20,785	18,809

Operating loss	(499)	(2,170)

Interest income, net	164	239

Operating loss before income taxes	(335)	(1,931)

Provision for income taxes	147	78

Net loss	$(482)	$(2,009)

Net loss per share
Basic	$(0.02)	$(0.09)
Diluted	$(0.02)	$(0.09)

Weighted average shares
Basic	22,701	22,236
Diluted	22,701	22,236

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
($ in thousands)

	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2006	2005	LIABILITIES & EQUITY	2006	2005

Cash, Equivalents &	$23,531	$27,153	Current Liabilities	$11,203	$12,904
Short-term Investments
Accounts Receivable, Net	24,871	22,344
Inventories, Net	12,853	11,717
Prepaid Expenses & Other Current Assets	1,082	1,423	Long-term Liabilities	—	—
Property, Plant & Equipment, Net	14,546	14,867
Other Assets	5,410	5,449	Shareholders’ Equity	71,090	70,049

Total	$82,293	$82,953		$82,293	$82,953